AMENDMENT NO. 5 TO INVESTMENT ADVISORY AGREEMENT

	This AMENDMENT NO. 5 to the INVESTMENT ADVISORY
AGREEMENT (the "Amendment") is effective as of June 1, 2010, by and among THE VARIABLE ANNUITY LIFE INSURANCE COMPANY ("VALIC") and
VALIC COMPANY II ("VC II").

	RECITALS

         WHEREAS, VALIC and VALIC Company II ("VC II") entered into an Investment Advisory Agreement dated January 1, 2002, as amended (the "Agreement"), with respect to the Covered Funds reflected in Schedule A; and

         WHEREAS, the parties wish to amend Schedule A to the Agreement to reflect the fee change to the Capital Appreciation Fund.

         NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and VC II agree as follows:

1.	Schedule A Amendment.  Schedule A is amended to
reflect the advisory fee change to the Capital
Appreciation Fund.

2.	Counterparts.  This Amendment may be executed in
two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect.  Except as expressly
supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 5 as of the date first above written.


THE VARIABLE ANNUITY LIFE	VALIC COMPANY II
INSURANCE COMPANY

By:	/S/ KURT W. BERNLOHR		By:	/S/ NORI L. GABERT

Name:  	Kurt W. Bernlohr		Name:	Nori L. Gabert

Title:	Senior Vice President		Title:	Vice President & Secretary



VALIC COMPANY II
SCHEDULE A
to Investment Advisory Agreement
(Effective June 1, 2010)

COVERED FUNDS

Annual Fee computed at the following annual rate, based on average monthly net assets value and payable monthly:

         Aggressive Growth Lifestyle Fund	0.10%

         Capital Appreciation Fund	0.55% on the first $1 billion
         				0.525% on assets over $1 billion

         Core Bond Fund	0.50% on the first $200 million
         	0.45% on the next $300 million
         	0.40% on assets over $500 million

         Conservative Growth Lifestyle Fund	0.10%

         High Yield Bond Fund	0.65% on the first $150 million
         	0.60% on the next $300 million
         	0.55% over $500 million

         International Small Cap Equity Fund
	0.90% on the first $100 million
	0.80% on the next $650 million
	0.75% on assets over $750 million

	Large Cap Value Fund
	0.50% on the first $500 million
	0.475% on assets over $500 million

         Mid Cap Growth Fund	0.80% on the first $50 million
         	0.75% on the next $50 million
         	0.70% on the next $150 million
         	0.65% on the next $250 million
         	0.60% on assets over $500 million

         Mid Cap Value Fund	0.75% on the first $100 million
         	0.725% on the next $150 million
         	0.70% on the next $250 million
         	0.675% on the next $250 million
         	0.65% over $750 million

         Moderate Growth Lifestyle Fund	0.10%

         Money Market II Fund	0.25%

         Small Cap Growth Fund	0.85% on the first $100 million
         	0.80% on assets over $100 million

         Small Cap Value Fund	0.75% on the first $50 million
         	0.65% on assets over $50 million

         Socially Responsible Fund
	0.25% on the first $1 billion
        0.24% on assets over $1 billion

         Strategic Bond Fund	0.60% on the first $200 million
         	0.50% on the next $300 million
         	0.45% on assets over $500 million